Exhibit 10.4
CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made and entered into by and between Charles Meintjes (“Meintjes”) and Peabody Energy Corporation, a Delaware corporation (the “Company”) (each a “Party”, together the “Parties”).
WHEREAS, Meintjes was employed by the Company until his separation on September 18, 2020 (the “Separation Date”);
WHEREAS, Meintjes was an eligible employee who, on February 22, 2019, entered into a Participation Agreement, as amended by the Addendum to the Participation Agreement, dated May 8, 2020 (collectively, the “Participation Agreement”) with the Company in order to become eligible to obtain certain payments and benefits under the Company’s 2019 Executive Severance Plan (the “Plan”);
WHEREAS, on September 8, 2020, Meintjes received notice pursuant to Section 6 of the Plan that his employment with the Company would not continue following the Separation Date (a “without cause” event under the Plan);
WHEREAS, in lieu of the 90 days’ notice of termination pursuant to Section 6 of the Plan, the Company has paid/will pay Meintjes an amount equal to his base salary through December 7, 2020;
WHEREAS, the Plan provides that if, but only if, Meintjes enters into (and does not revoke) a release agreement with the Company, in a form satisfactory to the Company in its sole discretion, Meintjes will receive certain payments and benefits as set forth in the Plan;
NOW THEREFORE, for and in consideration of the covenants, undertakings and release hereinafter set forth, and for other good and valuable consideration, the sufficiency of which the Parties hereby acknowledge, it is agreed as follows:
1.Severance Payments. The Company shall provide Meintjes the payments and benefits set forth in the Plan and as further described on Exhibit A hereto. Meintjes acknowledges that the Company has no obligation to provide the payments and benefits set forth in the Plan absent this Agreement and that the payments and benefits it provides to Meintjes are consideration to which he is not otherwise entitled.
2.General Release. Meintjes, for himself and his heirs, executors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge the Company, its predecessors, successors and assigns, parents, subsidiaries, affiliates and benefits plans and their respective directors, officers, shareholders, trustees, administrators, employees, attorneys, representatives and agents (the “Released Parties”), from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, from the beginning of time to the date of execution of this Agreement, including, but not limited to, all claims related to or arising out of Meintjes’ employment with the Company (or any parent, subsidiary or affiliate), or the separation of such employment, whether such claims, demands, actions, causes of action or liabilities are based on tort, contract (express or implied) or any federal, state or local law, statute or regulation, including, but not limited to: (i) the Age

Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (ii) the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; (iii) the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq., or COBRA; (iv) race, color, religion, sex, or national origin discrimination under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2001e et seq., as amended; (v) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; (vi); the Missouri Human Rights Act, R.S. Mo. § 213.010 et seq.; (vii) any claims under any other state or local laws or ordinances similarly relating to discrimination, retaliation, harassment or the like including, without limitation, claims for breach of contract, fraudulent inducement, wrongful discharge, constructive discharge, retaliation, tortious interference with contract, and intentional or negligent infliction of emotional distress; (viii) any other claims for personal injury, compensatory or punitive damages or attorney’s fees; and (ix) claims for computer tampering, including, without limitation, claims under R.S. Mo. §§ 537.525, 569.095 and 569.099. Except as may be otherwise expressly provided in this Agreement, this release is intended to cover all possible legal and/or equitable relief, including, but not limited to, reinstatement, wages, back pay, front pay, benefits, perquisites, compensatory damages, punitive damages, liquidated damages, damages for pain or suffering, damages for emotional distress, damages for loss of consortium, and attorneys’ fees. This release excludes claims that arise after the Effective Date of this Agreement.
Meintjes agrees not to file or submit against the Released Parties any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum, including, but not limited to, all federal, state, and local forums, arising out of any actions or non-actions on the part of the Released Parties before execution of this Agreement. Meintjes also agrees not to permit any person, group of persons, or entity to take such action on his behalf. Meintjes waives and forfeits any right to recovery for any claims released herein.
Nothing in this Agreement is intended to prohibit or dissuade Meintjes from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Meintjes does not need the prior authorization of the Company to make any such reports or disclosures and Meintjes is not required to notify the Company that he has made such reports or disclosures.
The provisions of this Section or any other Section in this Agreement shall not prevent Meintjes from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), or other government agency to the extent Meintjes is permitted to do so by law. Meintjes further understands that this Agreement does not limit his ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the EEOC, SEC, or other similar agency, including providing documents or other information, without notice to the Company. By signing this Agreement, Meintjes understands he is giving up any rights to receive any remedial and/or monetary relief (for example, reinstatement, back pay, front pay, emotional distress damages, and punitive damages) as a consequence of any charge or complaint filed by him or on his behalf with the EEOC or any other human rights commission and hereby expressly agrees to provide such benefit or pay any such compensation directly to Company, except for compensation related to any whistleblower claims to the SEC or other similar government agency. This Agreement does not prohibit Meintjes from seeking and obtaining a whistleblower award from the SEC pursuant to 21F of the Exchange Act.
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3.ADEA Release. Without limiting the above, in exchange for the Company’s obligations under this Agreement, Meintjes unconditionally waives, releases and discharges the Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement, arising under the Age Discrimination in Employment Act, as amended, and its implementing regulations (collectively, the “ADEA”). Meintjes acknowledges that:
(a)this Agreement is written in a manner calculated to be understood by him;
(b)this Agreement represents Meintjes’ knowing and voluntary release of any and all claims that he might have, including, but not limited to, any claims arising under the ADEA;
(c)Meintjes has not been asked to release, nor has he released, any claim under the ADEA that may arise after the date of this Agreement;
(d)the consideration that he will receive in exchange for this Agreement is something of value to which he is not otherwise entitled;
(e)he is hereby advised to consult with an attorney before signing this Agreement; and
(f)he understands that he has twenty-one (21) calendar days to consider this Agreement before signing it, and that he can revoke his release of claims under the ADEA within seven (7) calendar days of signing it by sending written notice of revocation to the Chief Human Resources Officer, Peabody Energy, 701 Market Street, St. Louis, MO 63101.
(g)he understands the day following the date of expiration of the seven (7) day revocation period is the “Effective Date” of this Agreement.
4.Resignation. As a result of Meintjes’ separation from all positions held with the Company and its subsidiaries and affiliates as of September 18, 2020, Meintjes also agrees to resign from all positions as a director or officer of the Company (or any parent, subsidiary or affiliate). Further, Meintjes acknowledges that he has taken any additional steps necessary to document such resignation(s), and will execute any further documents the Company may reasonably require to effectuate such resignation(s).
5.Non-Admission. Nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of either Party.
6.Confidentiality. With the exception of any documents required to be disclosed by law, the Parties agree they will not disclose or discuss, directly or indirectly, the terms of this Agreement or the circumstances related thereto, (collectively referred to as the “Settlement Information”) with any other person, except with their respective attorneys, accountants, tax advisors and, in Meintjes’ case, his spouse and, in the Company’s case, its senior management and directors. In the event the Parties discuss the Settlement Information with any such permitted person(s), they must direct such person(s) not to disclose the Settlement Information in violation
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of this Agreement. Notwithstanding any other provision in this paragraph 6, under no circumstances shall Meintjes disclose the Settlement Information to any of the Company’s current or former employees, officers, directors, agents or independent contractors, other than the Company’s Chief Executive Officer, Chief Human Resources Officer, Chief Legal Officer, and board members.
7.The Participation Agreement. Notwithstanding anything to the contrary herein, the Parties acknowledge and reaffirm their obligations fully to perform and abide by the terms of the Participation Agreement (collectively, the “Surviving Obligations”). If there are any conflicts between this Agreement and the Plan, this Agreement governs. Meintjes further acknowledges that he will continue to be bound by the applicable terms of the Restrictive Covenant Agreements he signed in connection with his 2018, 2019 and 2020 Restricted Stock Unit Agreements and 2018, 2019 and 2020 Performance Stock Unit Agreements. Company agrees that Meintjes may advise and negotiate on behalf of his family regarding the use or disposition of his family lands in South Africa held as of the date of this Agreement and that this will not be a violation of Paragraph 5 of The Participation Agreement.
8.Benefits. Other than any rights to which Meintjes may be entitled under the Participation Agreement, Meintjes acknowledges and agrees that his participation in any of the Company’s (or any parent’s subsidiary’s or affiliate’s) disability, life insurance, accidental death and dismemberment, and/or other related plans shall cease in accordance with the terms of the respective plans, and that he has been informed that the Company’s Long-Term Disability Plan requires as a condition of participation that he be “actively at work” and that he will not, therefore, be eligible to continue to participate in such plan after the Separation Date. Furthermore, nothing in this Agreement modifies or affects any rights, if any, that Meintjes may have to be indemnified and held harmless for his acts and omissions to act as an employee of the Company under any insurance policy procured and maintained by the Company, any indemnification agreement with or indemnification policy of the Company or of any other party, as in effect at any time and from time to time (including, but not limited to, the Company’s Amended and Restated By-Laws, Article IV, Indemnification), or under applicable law.
Further, Meintjes agrees that he will continue to be subject to the tax equalization program for any assignment related payments or Long Term Incentive payments relating to his international assignment to Australia which began in 2012 and ended in Spring 2017 (“Assignment Period”); and that to the extent U.S. Federal tax is reduced via the claiming of Foreign Tax Credits (FTC) on his applicable U.S. tax return, the FTC claimed shall be due back to the Company on the basis of the tax equalization program as the FTC’s represent foreign taxes funded by the Company in relation to the Assignment Period.
The Company agrees it will provide Meintjes with assistance in relation to the preparation and filing of his 2020 and 2021, if applicable U.S. Federal and any U.S. State and any Australian tax returns at no cost to Meintjes where these contain income related to the Assignment Period.
In the event any of Meintjes’ tax returns are selected for inspection, review and or audit by any tax authority in Australia or in the United States and such tax returns correspond to the Assignment Period or contain any assignment related payments, including Long Term Incentive Payments attributable to the Assignment Period, the Company shall, at no cost to Meintjes, make
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available to Meintjes the accounting firm who prepared his taxes for these years (or other comparable accounting firm) to assist with questions relating to Meintjes’ assignment related payments in connection with said tax authority’s inspection, review and or audit.
Further, Meintjes agrees that any adjustments to Australia, U.S. Federal or applicable State taxes arising from such inspection, review and or audit by any tax authority in Australia or the United States or any applicable State will also be handled in accordance with the tax equalization program.
9.Representations and Acknowledgment. Meintjes represents and warrants that within two weeks following the effective date of this agreement: (a) he will return to the Company, and will not retain in any format, all documents and other property of the Company, or any parent, subsidiary or affiliate, that he had in his possession at any time, including, without limitation, computers, telephones, mobile digital devices, security access cards, tangible or electronic files, confidential documents (excluding personal employment related information), external hard drives, flash drives, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications and tangible property (and all reproductions thereof in whole or in part); (b) he has filed no pending claims with any court or government agency against any of the Released Parties; (c) he has not breached any of the terms of the Participation Agreement; (d) he has properly disclosed to the Company any work-related injury(s); (e) he has been paid in full all wages due and owing to his for any and all work performed for the Companies (as defined below) up to the Separation Date; and (f) he has properly disclosed to the Company all facts or circumstances of which he is aware that may constitute a violation by any of the Companies of any federal state or local law.
Meintjes acknowledges that he remains bound by, and that the Company’s obligation to provide the payments and benefits under this Agreement is contingent on his compliance with, this Agreement and the Participation Agreement. If Meintjes breaches this Agreement or the Participation Agreement, or if he revokes the ADEA release contained in paragraph 3 of this Agreement, the Company may, in addition to any other remedies it may have, cease performing or paying any remaining obligations it otherwise owes Meintjes under this Agreement or the Participation Agreement and reclaim any amounts or benefits paid to Meintjes under either such agreement, without waiving the releases provided herein.
10.    Cooperation. Meintjes agrees that,during the Severance Period as defined in Exhibit A, at the Company’s request, he will cooperate in any pending or future litigation or governmental inquiry which involves any interests of the Company, its parents, subsidiaries or affiliates (collectively the “Companies”), to which he is not a party adverse to the Companies and in relation to which he has knowledge or information. Upon the request of and at the expense of the Companies, and upon reasonable notice, Meintjes will testify truthfully in such proceedings, in any jurisdiction, whether or not such testimony can otherwise be compelled. Meintjes also agrees to cooperate with the Company in answering questions which may arise after his Separation Date regarding the status or background of projects on which he has worked.
11.    Non-Disparagement. Meintjes agrees that he shall not criticize, denigrate, or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, or to any other person or entity about the Companies or their
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officers and directors. The Company will direct those of its employees, officers, and directors with specific knowledge of this Agreement not to publicly Disparage Meintjes.
12.    Knowing and Voluntary Agreement. Meintjes represents and acknowledges that he has carefully read and fully understands all the provisions of this Agreement, that he is signing this document freely and voluntarily as a conscious act of his own free will, and that he is under no duress, coercion or undue influence in executing this Agreement. Meintjes also represents and acknowledges that he has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement.
13.    Entire Agreement. This Agreement may not be modified, altered, or changed except by a written agreement signed by the Parties. The Parties acknowledge that the Participation Agreement and this Agreement constitute the entire agreement between them, superseding all prior written and oral agreements.
14.    Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both Parties.
15.    Counterparts. This Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if both Parties had signed the same document. Facsimile signatures shall have the same effect as original signatures.
16.    No Transfer of Rights. Meintjes represents and warrants that he is the sole owner of all claims he has released in this Agreement, and that he has not assigned or transferred any such claim (or any interest in such claim) to any other person or entity, and he will indemnify, defend, and hold the Company harmless for any damages costs or expenses which it, its successors and assigns may incur if these representations and warranties are incorrect in any respect.
17.    Assignment. The Released Parties may assign this Agreement at any time, and the Agreement shall inure to the benefit of their respective successors and assigns. Meintjes may not assign this Agreement.
18.    Choice of Law; Forum Selection.
(a)Any suit, action, or other legal proceeding arising out of or relating to this Agreement or the Participation Agreement must be brought exclusively in the Circuit Court of St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri (the “Selected Fora”) and must not be commenced or maintained in any other court. The Parties consent to the exclusive venue and jurisdiction of the Selected Fora for any such suit, action or proceeding. Meintjes shall update his address with the Company as soon as possible after a change in address occurs and acknowledges that it is his responsibility to ensure that the Company has his correct address on file.
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(b)The Parties agree and understand that Missouri has the most substantial relationship to them, the employment relationship and this Agreement. The Parties therefore agree and understand that this Agreement will be governed and construed in accordance with the laws of Missouri, without regard to its laws concerning choice or conflicts of law.
19.    Drafting. This Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.
20.    Attorneys’ Fees. Each Party shall be responsible for bearing their own costs, expenses and attorneys’ fees incurred in connection with suit, action, or other legal proceeding arising out of or relating to this Agreement or the Participation Agreement and the completion of this settlement. In the event of any suit, action, or other legal proceeding to enforce this Agreement or for its breach, the prevailing party shall be entitled to recover all costs and attorneys’ fees expended in the prosecution or defense thereof.
21.    Execution of Additional Documents. The Parties agree to execute such other, further, and different documents as reasonably may be required to effectuate this Agreement.
22.    Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Confidential Separation and Release Agreement on the dates indicated below.

CHARLES MEINTJES

/s/ Charles Meintjes

Date: 09/28/2020

PEABODY ENERGY CORPORATION

By: /s/ Paul V. Richard

Name: Paul V. Richard

Title: CHRO

Date: 09/28/2020

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ESTIMATE
Charles Meintjes
Severance Provisions (Executive Severance Plan)
September 18, 2020 Separation Date

Severance Calculation
		Annual
Base Salary as of		Incentive	Bonus Earned by
Separation Date		Opportunity	Calendar Year
$610,000		100%	$476,114	2019
			629,000	2018
			715,808	2017
			$606,974
			Reference Bonus
Executive
Severance Plan
Payments
$1,220,000	2.0X Participant's Base Salary
1,213,948	2.0X Reference Bonus
73,200	2.0X 6% of Participant's Base Salary
$2,507,148	Total Executive Severance Plan Payments

Other Payments
TBD	2020 Pro Rata Bonus based on actual (to be paid no later than March 15, 2021) - $67,261 estimated based on August 2020 forecast
46,923	Accrued but unused vacation (retirement eligible, full remaining balance of 160 hours to be paid by September 30, 2020)
133,700	Pay in lieu of notice for 80 days to be paid by September 30, 2020
$180,623	Total Other Payments

Payment Schedule

Severance Date
+65 Days
11/23/2020	$313,394	Severance payment 1 (covers September, October and November)
12/31/2020	$104,465	Severance payment 2	11/30/2021	$104,465	Severance payment 13
1/31/2021	$104,465	Severance payment 3	12/31/2021	$104,465	Severance payment 14
2/28/2021	$104,465	Severance payment 4	1/31/2022	$104,465	Severance payment 15
3/31/2021	$104,465	Severance payment 5	2/28/2022	$104,465	Severance payment 16
4/30/2021	$104,465	Severance payment 6	3/31/2022	$104,465	Severance payment 17
5/31/2021	$104,465	Severance payment 7	4/30/2022	$104,465	Severance payment 18
6/30/2021	$104,465	Severance payment 8	5/31/2022	$104,465	Severance payment 19
7/31/2021	$104,465	Severance payment 9	6/30/2022	$104,465	Severance payment 20
8/31/2021	$104,465	Severance payment 10	7/31/2022	$104,465	Severance payment 21
9/30/2021	$104,465	Severance payment 11	8/30/2022	$104,465	Severance payment 22
10/31/2021	$104,465	Severance payment 12

Benefits

Group Health - continuation of group health coverage (including medical, dental and vision) for the shorter of the severance period or 18 months following the date of Participant's termination of employment; provided the Participant pays the full cost of coverage under such plans and such coverage shall terminate to the extent that the Participant is offered or obtains comparable benefits from any other employer during the continuation period. The Participant shall be reimbursed by the Company, on an after-tax basis, for the cost of the Continuation Benefits (except that the reimbursement for his or her required contributions for COBRA health care continuation shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan).

SERA - distribution will be based on the SERA balance as of March 18, 2021.

Equity Awards

Per the terms of the award agreement, the following treatment applies to the following:

Grant Date	Outstanding PSUs at 9/18/20	Performance Period Start Date	Performance Period End Date	Days in Performance Period	Severance Date	Days Completed at 9/18/20	Percent Completed at 9/18/20	PSUs Prorated at 9/18/20	Achievement as of 9/18/2020	Estimated Shares
2/9/2018	19,685	1/1/2018	12/31/2020	1,096	9/18/2020	991	90%	17,799	14.6%	2,599
1/2/2019	24,323	1/1/2019	12/31/2021	1,096	9/18/2020	626	57%	13,893	13.8%	1,917
1/2/2020	86,400	1/1/2020	12/31/2022	1,096	9/18/2020	261	24%	20,575	15.0%	3,086
								52,267		7,602

PSUs: upon a termination without cause or for good reason, a pro-rata portion of the PSUs based on the number of days the grantee provided services during the performance period shall become earned and vest on the basis of the relative achievement of the applicable performance goals and payment will be made at the end of the performance cycle for each grant

RSUs: upon a termination without cause or for good reason, all unvested RSUs are forfeited